EXHIBIT 99.2

American Eagle Outfitters, Inc.
June 2006
Recorded Sales Commentary Transcript dated July 6, 2006

Good morning. Welcome to the American Eagle Outfitters June 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

June sales exceeded our expectations, reflecting continued brand strength and a relevant, on-trend summer assortment. Through our Destination AE strategy, we successfully expanded key categories such as summer knit tops and shorts. Our strong comp increases so far this year, and notably in June, followed exceptional increases last year.

Total sales of $235.4 million increased 19% compared to $198.4 million last year. We delivered a comparable store sales increase of 11%, following a 28% comp increase in June of last year.

Both men's and women's contributed to the strong results in June, with men's producing a positive low-teen comp and women's increasing in the high single-digits. The best performing categories included men's and women's shorts, knit tops, jeans and intimates.

Ae.com continued to demonstrate strength, with June sales increasing 56% compared to last year.

June sales reflected positive store traffic, resulting in a high-single digit increase in transactions per store. We achieved these results even with an intentional reduction in promotional marketing programs, such as in-store money cards and direct mail coupons. Our average unit retail price and units per transaction increased in the low single digits, and our average transaction value increased in the mid single digits.

Our positive comp performance by week compared to comp increases last year as follows:

  Week one of mid-teens, compared to high-twenties;
  Week two of mid single-digits, compared to low-thirties;
  Week three of mid single-digits, compared to mid-twenties;
  Week four of high teens, compared to high-twenties; and
  Week five of low double-digits, compared to high-twenties last year.

All geographic regions comped positively in June as follows:

  The Northeast in the mid-teens;
  The Southwest and Mid-West regions in the low double-digits;
  The Southeast, Mid-Atlantic and West in the high single-digits; and
  Canada increased in the high-teens.

We are looking forward to our July 11th Back-to-School floor-set. Evolving new trends and silhouettes are featured within a wear-now assortment inspired by our Endless Summer design theme. We will build upon our leading market share position in jeans with updated styles and a breadth of new washes. Additionally, we will offer on-trend styles of non-denim bottoms, Ts, knit tops and accessories for the AE customer.

Based on strong quarter-to-date performance, we are raising our second quarter earnings expectation to $0.41 to $0.43 per share, compared to $0.37 last year. Our previous guidance was $0.39 to $0.41 per share. The second quarter guidance includes approximately $0.01 of stock option expense, which was not reflected last year.

We will announce July sales on Wednesday, August 2nd, after the market close. Thank you for your continued interest in American Eagle Outfitters.